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                                  EXHIBIT 99.1

                                        PRIME GROUP REALTY TRUST          [LOGO]
                                        77 WEST WACKER DRIVE
                                        SUITE 3900
                                        CHICAGO, ILLINOIS 60601
                                        NYSE: PGE


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
AT THE COMPANY:                                                  AT THE FINANCIAL RELATIONS BOARD:
Richard S. Curto              Louis G. Conforti                  Todd Tarbox              Georganne Palffy
President                     Office of the President            General Inquiries        Investor Inquiries
Chief Executive Officer       312/917-1300                       312/266-7800             312/266-7800
312/917-1300
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FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 21, 2000

                       PRIME GROUP REALTY TRUST ANNOUNCES
                       CREATION OF OFFICE OF THE PRESIDENT

CHICAGO, ILLINOIS -- JUNE 21, 2000 -- PRIME GROUP REALTY TRUST (NYSE:PGE) (the "Company") announced today the creation of the Office of the President. This new office, which will report to Richard S. Curto, the Company's Chief Executive Officer, will consist of Richard S. Abraham, Louis G. Conforti and Jeffrey A. Patterson. In addition to continuing with their current executive responsibilities, these three executives will jointly assume responsibility for the day-to-day operations of the Company.

Commenting on this announcement, Mr. Curto stated, "the formation of the Office of the President will provide Prime Group Realty Trust with a dynamic platform from which to address and, where appropriate, improve the quality of the operation of the Company as well as help implement the Company's strategic business plan. Each member of this new office brings a unique set of professional skills and experiences that we believe will be complementary and will contribute to our continued success."

Mr. Curto also advised that after 15 years in the real estate industry, W. Michael Karnes, Chief Financial Officer, has decided to make a career change and has resigned to join one of the nation's leading private investment firms as Chief Administrative Officer. In addition to the Office of the President, Louis Conforti will assume the role of Acting Chief Financial Officer.

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company's portfolio consists of 29 office properties, containing an aggregate of 10.9 million net rentable square feet and 44 industrial properties containing an aggregate of 5.3 million net rentable square feet. The portfolio also includes 230.5 acres of developable land and rights to acquire more than 165.4 additional acres of developable land which management believes could be developed with approximately 9.1 million rentable square feet of additional office and industrial space.


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PRIME GROUP REALTY TRUST
ADD-1-

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.



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